SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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PIMCO Income Strategy Fund II

(Name of Registrant as Specified in its Charter) Brigade Leveraged Capital Structures Fund Ltd. Brigade Capital Management, LLC
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On July 10, 2013, Brigade Capital Management, LLC gave a presentation to Institutional Shareholder Services (ISS). Slides for the presentation to ISS are attached hereto.

PIMCO Income Strategy Fund II Proxy Contest for Preferred Shares Trustee July 10, 2013 Presentation to ISS Brigade Capital Management, LLC

PIMCO Fund PIMCO Income Strategy Fund II (PFN) – (“Fund”) Description: Seeks high current income, consistent with capital preservation. Fund Highlights: Ordinarily invests in a diversified portfolio of floating and/or fixed-rate debt instruments. Flexibility: Has the flexibility to allocate assets in varying proportions among floating- and fixed-rate debt instruments, as well as among investment-grade and non-investment-grade securities; may choose to focus more heavily or exclusively on either asset class or rating quality at any time, based on assessments of relative values, market conditions and other factors. Total Fund Assets (as of 31 Jan 2013) PFN Common $625.5 million Preferred 161.0 Total $786.5 million Source: www.Allianzinvestors.com *

Brigade Capital Management, LLC (“Brigade”) Brigade is an asset management firm specializing in high yield and distressed debt investing with over $14 billion of assets under management. Brigade specializes in credit investing. It seeks long term growth of capital throughout market environments with a strong focus on capital preservation. As of May 31, 2013, Brigade (together with its affiliates) beneficially owned 1,669 PFN Preferred Shares (25.9%), making it the second largest holder of Preferred Shares of the Fund. *

Background Brigade is seeking one seat, i.e. minority representation, at PFN, which has an eight-member board. Brigade’s nomination is for the Preferred Shares trustee only. The Preferred Shares holders are entitled to two seats on the board of PFN. At the last annual meeting, Brigade’s nominee, Neal P. Goldman, was elected by an overwhelming vote of the preferred shareholders and continues to serve on the PFN board. The PFN board reappointed the director who lost the election to Mr. Goldman, a tactic consistent with its disregard for good corporate governance Brigade had to sue PIMCO to hold the 2012 annual meeting on a timely basis and the lawsuit is now before the Supreme Judicial Court of Massachusetts . Nov. 12, 2010 – PIMCO Income Strategy Fund (“PFL”) and PFN (referred to together as the “Funds”) disclose in their joint 2010 proxy statement that the next annual meeting is anticipated to be held in Dec. 2011. July 14, 2011 - Brigade requests a meeting with the Funds’ CEO to discuss concerns regarding Preferred Shares and to explore financing strategies. Sept. 7, 2011 - Brigade meets with the Funds’ CEO and members of the management team to discuss its views on alternative financing for ARPs and the Funds’ performance. Sept. 21, 2011 - Brigade provides notice to the Funds of its intention to nominate Mr. Goldman at the 2011 annual meeting of shareholders. Oct. 11, 2011 - The Funds issue a press release stating that the 2011 annual meeting is being rescheduled to July 31, 2012, without any explanation for the 7-month delay. *

Background (contd.) Timeline (contd.): Nov. 11 & 17, 2011 - Brigade sends letters to the Funds stating that the 19-month gap between annual meetings of shareholders violates the Funds’ Bylaws and requests that the 7-month delay be reconsidered. Nov. 21, 2011 - The Funds respond that the July 31, 2012 meeting date was consistent with the Funds' Bylaws and provide no explanation for the 7-month delay. Dec. 1, 2011 - Brigade files a complaint in the Massachusetts Superior Court for Suffolk County seeking declaratory relief, injunctive relief, and specific performance against the Funds on the grounds that the Funds violated their Bylaws by impermissibly delaying the 2011 annual meeting to July 31, 2012. Feb. 17, 2012 - The Massachusetts Superior Court finds in favor of Brigade and orders the Funds to hold the annual meeting as soon as possible and to hold future annual meetings within 12 months of the prior annual meeting. The Funds appeal and the case is ultimately transferred to the Supreme Judicial Court of Massachusetts. Mar. 15, 2012 - The decision of the Massachusetts Superior Court is stayed by the Massachusetts Court of Appeals pending further appellate review. July 31, 2012 - Brigade’s nominee, Mr. Goldman, is elected as a Preferred Shares trustee of PFL and PFN. May 3, 2013 - Brigade provides notice to PFN of its intention to nominate Alan B. Miller at the 2013 annual meeting of shareholders. May 6, 2013 - The Supreme Judicial Court of Massachusetts hears oral argument on the Funds' appeal. The parties are awaiting the court's decision. *

Reason for Solicitation Despite attractive alternative sources of financing, PFN has NOT taken ANY steps to redeem the Preferred Shares. PFN’s failure to redeem Preferred Shares is in stark contrast to ARP redemptions effected by other taxable closed end funds. (See slides 8-10) PFN’s 3-year and 5-year track records place PFN toward the bottom quartile on performance relative to peers. (Source: Bloomberg; See slide 12) Since his election to the PFN board, Mr. Goldman has been advocating the refinancing of the Preferred Shares with longer-term fixed rate preferred or term debt that would not increase in cost if rates rise. However, the other trustees have flatly rejected Mr. Goldman’s recommendation and have not adequately explored refinancing alternatives. *

Reason for Solicitation (contd.) PFN has poor corporate governance as evidenced by, among other things, the fact that PFN has a classified board and plurality voting without a director resignation policy and that the PFN board reappointed the director who lost the election to the board last year. Brigade’s nominee, Mr. Miller, is a highly accomplished attorney with over 40 years of experience in dealing with financial institutions in the most challenging settings. PFN continues to flaunt good corporate governance. Its directors serve on literally scores of other PIMCO fund boards, and PFN has stated in its definitive proxy statement that even if Brigade were to succeed, they again may consider expanding the size of the PFN board and adding the losing trustee back on the board. If elected, Brigade’s nominee will seek redemption of ARPs because he believes it is in the best interest of all shareholders given recent events and changes in the economic environment. (See slide 11). The dramatic, recent market place changes and volatility have only confirmed the wisdom of redemption, yet the PFN directors continue to resist this logical step already taken by most other funds. *

Overall ARPs Redemptions Source: The Investor’s Guide to Closed-End Funds (June, 2013), Thomas J. Herzfeld Advisors, Inc. *

Closed-End Fund ARPs Redemptions Source: The Investor’s Guide to Closed-End Funds (June, 2013), Thomas J. Herzfeld Advisors, Inc. *

ARPs redemptions - Investment Advisor Source: The Investor’s Guide to Closed-End Funds (June, 2013), Thomas J. Herzfeld Advisors, Inc. As of May 2013, more than 89% of ARPs issued by taxable closed-end funds have been redeemed or are pending. In comparison, on average only 35% of ARPs in funds managed by Allianz Global Investors have been redeemed, with NO redemptions of PFN since FY2008. *

ARPs redemptions - Changing Economic Environment ISS supported the nomination of Mr. Goldman at the last annual meeting on the basis that the nomination of Mr. Goldman would further influence the Funds’ boards to provide liquidity for the holders of ARPs and that the Funds have failed to provide liquidity to ARPs holders at levels consistent with the industry average. These reasons are even more compelling today given recent events and changes in the economic environment. While interest rates remain low by historical standards, they have increased significantly and are likely to continue increasing. Now, more than ever, in light of rising interest rates, increased costs of refinancing and bond underperformance, it is beneficial for all constituents that PFN redeem the Preferred Shares. *

Fund Performance PFN has underperformed its peers over 3-year and 5-year periods. Source: Bloomberg. Data as of 7/2/2013 *

Fund’s Nominee Mr. Jacobson served for more than 15 years as a senior executive at a New York Stock Exchange (the “NYSE”) specialist firm. He has also served on the NYSE Board of Directors, including terms as Vice Chair. As such, he provides significant expertise on matters relating to portfolio brokerage and trade execution. Mr. Jacobson lacks public board experience, except that at the Funds. There is no evidence to suggest that he has advocated steps to provide liquidity to ARP investors. Mr. Jacobson does not own any Preferred Shares. *

Brigade Nominee Mr. Miller co-founded and built the largest bankruptcy, finance and restructuring legal practice in the U.S. during the years between 1969 and 2005 and retired from his position as Senior Partner of Weil, Gotshal & Manges LLP in 2005. He led the restructuring efforts of large cases involving Investors Funding Corporation of New York; Texaco Pennzoil; Federated Department Stores and Macy's; Drexel Burnham Lambert; Braniff World Airways, Continental Airlines, Eastern Airlines, and American Airlines' acquisition of TWA; and Enron Corporation. Mr. Miller has counseled the boards and senior officers of client companies, as well as the officers of lenders, investors and other creditors as to their fiduciary and corporate governance obligations. He has held appointments as an independent member of the boards of directors of various entities since January 1, 2006, including: Trinity Place Holdings Inc.; Allion Healthcare, Inc. and its affiliates; Catalyst Paper Corporation; Eagle Hospitality Properties Trust, Inc. and its affiliates; United Retail Group, Inc. and its affiliates; Friendly Ice Cream Corporation; Big 10 Tire Stores Inc., Mervyn's Holdings, LLC, Chicago Loop Parking LLC, and CEVA Group Plc. Mr. Miller’s presence on the board would help improve PFN’s corporate governance as he is an accomplished attorney and has extensive experience as a board member on boards of various public and private companies. In addition, Brigade believes that Mr. Miller will bring fresh, independent perspectives and additional insights to the PFN board. *

Conclusion The incumbent Preferred Shares nominee has failed to take steps to address ARP liquidity concerns. Other closed-end funds have taken advantage of alternative financing sources to redeem ARPs, especially in this current historically low interest rate environment. However, there is no evidence that suggests the incumbent Preferred Shares nominee has taken a lead in ensuring that the Fund redeems its ARPs. As the second largest holder of the Fund’s ARPs, Brigade’s interest is aligned with all other ARP holders. If elected, its nominee would seek redemption of the ARPs as soon as possible. Brigade’s nominee – Mr. Miller – has the requisite board experience to work with other board members to provide the much needed board oversight that has been missing under the current governance structure and to help improve corporate governance. We do not have, and did not seek, permission to reference information included herein that has been obtained from third parties other than Brigade and its affiliates. *